As filed with the Securities and Exchange Commission on September 22, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

The Trade Desk, Inc.

(Exact name of registrant as specified in its charter)

Delaware	27-1887399
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

42 N. Chestnut Street

Ventura, California 93001

Telephone: (805) 585-3434

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

The Trade Desk, Inc. 2010 Stock Plan

The Trade Desk, Inc. 2015 Equity Incentive Plan

The Trade Desk, Inc. 2016 Incentive Award Plan

The Trade Desk, Inc. 2016 Employee Stock Purchase Plan

(Full Title of the Plan)

Jeff T. Green

Chief Executive Officer

The Trade Desk, Inc.

42 N. Chestnut Street

Ventura, California 93001

Telephone: (805) 585-3434

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

W. Alex Voxman

Steven B. Stokdyk

Latham & Watkins LLP

355 South Grand Avenue

Los Angeles, California 90071

Telephone: (213) 485-1234

Facsimile: (213) 891-8763

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, par value $0.000001 per share
- 2016 Incentive Award Plan	4,000,000	(2)(3)	$18.00	(9)	$72,000,000	$7,250.40
- 2015 Equity Incentive Plan	1,007,628	(4)	$—	(10)	$—	$—
- 2010 Stock Plan	4,202,342	(5)	$—	(10)	$—	$—
- 2016 Employee Stock Purchase Plan	800,000	(6)	$18.00	(9)	$14,400,000	$1,450.08
Class B common stock, par value $0.000001 per share
- 2015 Plan	1,007,628	(7)	$12.96	(11)	$13,058,859	$1,315.03
- 2010 Plan	4,202,342	(8)	$0.56	(12)	$2,353,312	$236.98
Total	10,009,970				$101,812,171	$10,252.49

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable under the Registrant’s 2016 Incentive Award Plan (the “2016 Plan”), 2015 Equity Incentive Plan (the “2015 Plan”), 2010 Stock Plan (the “2010 Plan”) and 2016 Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or similar transaction effected without receipt of consideration which would increase the number of outstanding shares of common stock.

(2)

Represents shares of Class A common stock available for future issuance under the 2016 Plan. To the extent that any shares subject to awards outstanding under the 2015 Plan (including any shares incorporated thereunder from the 2010 Plan) are forfeited, lapse unexercised or are settled in cash subsequent to the date of this Registration Statement, a number of shares of Class A common stock equal to the shares of Class B common stock subject to such awards will become available for issuance under the 2016 Plan.

(3)

The number of shares of Class A common stock reserved for issuance under the 2016 Plan will automatically increase on January 1 of each calendar year beginning in 2017 and ending in and including 2026 by the lesser of (A) 4% of the aggregate number of shares of Class A common stock outstanding on the final day of the immediately preceding calendar year, and (B) such smaller number of shares as determined by the Registrant’s board of directors.

(4)

Represents shares of Class A common stock that may be issuable upon conversion of Class B common stock underlying stock option awards outstanding under the 2015 Plan as of the date of this Registration Statement. Any such shares of Class A common stock that are issuable upon the conversion of Class B common stock subject to stock option awards that are forfeited, lapse unexercised or are settled in cash subsequent to the date of this Registration Statement shall become available for issuance under the 2016 Plan. See footnote (2) above.

(5)

Represents shares of Class A common stock that may be issuable upon conversion of Class B common stock underlying stock option awards outstanding under the 2010 Plan as of the date of this Registration Statement. Any such shares of Class A common stock that are issuable upon the conversion of Class B common stock subject to stock option awards that are forfeited, lapse unexercised or are settled in cash subsequent to the date of this Registration Statement shall become available for issuance under the 2016 Plan. See footnote (2) above.

(6)

The number of shares of Class A common stock reserved for issuance under the ESPP will automatically increase on January 1 of each calendar year beginning in 2017 and ending in and including 2026 by the lesser of (A) 800,000 shares, (B) 1% of the shares of Class A common stock outstanding on the final day of the immediately preceding calendar year, and (C) such smaller number of shares as determined by the Registrant’s board of directors.

(7)

Represents shares of Class B common stock reserved for issuance pursuant to stock option awards outstanding under the 2015 Plan as of the date of this Registration Statement. To the extent that any such awards expire or lapse unexercised or are settled in cash subsequent to the date of this Registration Statement, a number of shares of Class A common stock equal to the shares of Class B common stock subject to such awards will become available for issuance under the 2016 Plan. See footnote (2) above.

(8)

Represents shares of Class B common stock reserved for issuance pursuant to stock option awards outstanding under the 2010 Plan as of the date of this Registration Statement. To the extent that any such awards expire or lapse unexercised or are settled in cash subsequent to the date of this Registration Statement, a number of shares of Class A common stock equal to the shares of Class B common stock subject to such awards will become available for issuance under the 2016 Plan. See footnote (2) above.

(9)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $18.00 per share, which is the initial public offering price per share of the Class A common stock set forth on the cover page of the Registrant’s prospectus dated September 20, 2016 relating to its initial public offering.

(10)

Pursuant to Rule 457(i), there is no fee associated with the registration of shares of Class A common stock issuable upon conversion of shares of any Class B common stock (a convertible security) being registered under this Registration Statement because no additional consideration will be received in connection with the conversion of shares of Class B common stock.

(11)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $12.96 per share, the weighted-average exercise price of stock option awards outstanding under the 2015 Plan as of the date of this Registration Statement.

(12)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $0.56 per share, the weighted-average exercise price of stock option awards outstanding under the 2010 Plan as of the date of this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this Registration Statement, The Trade Desk, Inc. is sometimes referred to as “Registrant,” “we,” “us” or “our.”

Item 3. Incorporation of Documents by Reference.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Registration Statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this Registration Statement the following documents previously filed with the SEC:

(a)         The prospectus filed by the Registrant with the SEC pursuant to Rule 424(b) under the Securities Act, dated September 20, 2016, relating to the Registration Statement on Form S-1, as amended (No. 333-213241), which contains the audited financial statements of The Trade Desk, Inc. for the latest fiscal year for which such statements have been filed; and

(b)         The description of the Registrant’s Class A common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-37879), filed by the Registrant with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on September 14, 2016, including any amendments or reports filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the Registration Statement which indicates that all of the securities offered have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, that is not deemed filed under such provisions. For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

See the description of the Registrant’s Class A common stock and Class B common stock contained in the Registration Statement on Form S-1, as amended (File No. 333-213241).

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

As permitted by Section 102 of the General Corporation Law of the State of Delaware, we have adopted provisions in our restated certificate of incorporation that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•                  any breach of the director’s duty of loyalty to us or our stockholders;

•                  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•                  any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•                  any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our restated certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the General Corporation Law of the State of Delaware, our amended and restated bylaws provide that:

•                  we may indemnify our directors, officers, and employees to the fullest extent permitted by the General Corporation Law of the State of Delaware, subject to limited exceptions;

•                  we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the General Corporation Law of the State of Delaware, subject to limited exceptions; and

•                  the rights provided in our amended and restated bylaws are not exclusive.

Our restated certificate of incorporation and our amended and restated bylaws provide for the indemnification provisions described above and elsewhere herein.

We have entered into separate indemnification agreements with our directors and officers that may be broader than the specific indemnification provisions contained in the General Corporation Law of the State of Delaware. These indemnification agreements generally require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified.

We maintain a general liability insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Reference is made under this Item 8 to the exhibit index included in this registration statement.

Item 9. Undertakings.

1.                                      The Registrant hereby undertakes:

(a)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                 To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)              To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(b)                                 That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.                                      The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.                                      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Ventura, California, on this 22nd day of September, 2016.

THE TRADE DESK, INC.

By:	/s/ Jeff T. Green
Jeff T. Green
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Jeff T. Green and Paul E. Ross, and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Jeff T. Green	Chief Executive Officer, Director	September 22, 2016
Jeff T. Green	(principal executive officer)

/s/ Paul E. Ross	Chief Financial Officer (principal financial officer and principal accounting officer)	September 22, 2016
Paul E. Ross

/s/ Robert D. Perdue	Chief Operating Officer, Director	September 22, 2016
Robert D. Perdue

/s/ Roger Ehrenberg	Director	September 22, 2016
Roger Ehrenberg

/s/ Kathryn E. Falberg	Director	September 22, 2016
Kathryn E. Falberg

/s/ Thomas Falk	Director	September 22, 2016
Thomas Falk

/s/ Eric B. Paley	Director	September 22, 2016
Eric B. Paley

/s/ Juan N. Villalonga	Director	September 22, 2016
Juan N. Villalonga

/s/ David B. Wells	Director	September 22, 2016
David B. Wells

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1

Restated Certificate of Incorporation of the Registrant, as currently in effect (incorporated by reference to Exhibit 3.2 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-213241) filed on September 6, 2016)

4.2

Amended and Restated Bylaws of the Registrant, as currently in effect (incorporated by reference to Exhibit 3.4 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-213241) filed on September 6, 2016)

4.3

Specimen Stock Certificate evidencing the shares of Class A common stock (incorporated by reference to Exhibit 4.2 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (File No. 333- 213241) filed on September 6, 2016)

4.4+	Specimen Stock Certificate evidencing the shares of Class B common stock

5.1+	Opinion of Latham & Watkins LLP

23.1+	Consent of PricewaterhouseCoopers LLP

23.4+	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereto)

99.1

The Trade Desk, Inc. 2015 Equity Incentive Plan (incorporated by reference to Exhibit 10.6(a) to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-213241) filed on September 6, 2016)

99.2+	First Amendment to the The Trade Desk, Inc. 2015 Equity Incentive Plan

99.3

The Trade Desk, Inc. 2016 Incentive Award Plan (incorporated by reference to Exhibit 10.7(a) to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-213241) filed on September 6, 2016)

99.4

The Trade Desk, Inc. 2010 Stock Plan (incorporated by reference to Exhibit 10.5(a) to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-213241) filed on September 6, 2016)

99.5+	The Trade Desk, Inc. 2016 Employee Stock Purchase Plan

+ Filed herewith